Exhibit 21.  Subsidiaries of Registrant

Health Management Corporaiton of America (Delaware)
HMCM, Inc. (New York)
Raymond V. Damadian, M.D. MR Scanning Center Management Company (Delaware) A&A Services Inc. (New York)
Dynamic Services, Inc. (New York)
Central Health Care Management Company, Inc. (Delaware)




Companies Consolidated in the Financial Statements which are not Subsidiaries:

Superior Medical Services, Inc. (New York)
Alliance Physical Medicine and Rehabilitation, P.C. (New York)
Bellmore Medical Practice, P.C. (New York)
Dr. Giovanni Marciano and Dr. Glenn Muraca, Physicians, P.C. (New York)